Exhibit 23.3

Consent of ERNST & YOUNG LLP, Independent Auditors

We consent to the incorporation by reference of our report dated April 28, 2003 except for Note 12 as to which the date is November 17, 2003, with respect to the financial statements of GeneSoft Pharmaceuticals, Inc. included in the Genome Therapeutics Corporation Current Report (Form 8-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

February 11, 2004